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                                                                  Exhibit 3.1
                                                                  -----------





                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           CAREY INTERNATIONAL, INC.



     Carey International, Inc. (the "Corporation") filed its original Certificate of Incorporation with the Delaware Secretary of State on October 10, 1979. A Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 20, 1991, and subsequently was amended by: (i) a Certificate of Amendment filed with the Delaware Secretary of State on August 5, 1992 and (ii) a Certificate of Amendment filed with the Delaware Secretary of State on _______________, 1997 (as amended, the "First Restated Certificate"). This Amended and Restated Certificate of Incorporation was duly adopted by a majority of the stockholders of the Corporation on ______________, 1997, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL"). Prompt written notice of the adoption of this Amended and Restated Certificate of Incorporation shall be given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the GCL.

     Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the "Effective Time"), the following shall occur:

     (i) Each of the 42,070 shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be redeemed by the Corporation at a price of $50 plus approximately 2.044 shares of Common Stock, notwithstanding any provision to the contrary contained in Article Fourth, Section Two 3(C) or any other provision of the First Restated Certificate in effect immediately before the Effective Time;

     (ii) Each of the 9,580 shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for approximately 69.286 shares of Common Stock, notwithstanding any provision to the contrary contained in Article Fourth, Section Two 4(C) or any other provision of the First Restated Certificate in effect immediately before the Effective Time;

     (iii) Each of the 46,890 shares of Series G Preferred Stock issued and outstanding immediately prior to the Effective Time (such number being
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              inclusive of all issued and outstanding shares of Series G
              Preferred Stock other than 3,000 shares held of record by IBJS Capital Corporation), shall be automatically converted into and exchanged for approximately 16.288 shares of Common Stock notwithstanding any provision to the contrary contained in Article Fourth, Section Two 4(C) or any other provision of the First Restated Certificate in effect immediately before the Effective Time;



     (iv) All of the 10,000 shares of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time and all of the 3,000 shares of Series G Preferred Stock held of record by IBJS Capital Corporation shall be redeemed by the Corporation notwithstanding any provision to the contrary contained in Article Fourth, Section Two 3(C) or any other provision of the First Restated Certificate in effect immediately before the Effective Time;

     (v) The number of shares of stock authorized for issuance shall be increased from 10,000,000 to 21,000,000;

     (vi) The number of shares of Common Stock authorized for issuance shall be increased from 9,512,950 to 20,000,000;

     (vii) The number of shares of Preferred Stock authorized for issuance shall be increased from 173,050 to 1,000,000;

     (viii) The authorized but unissued shares of Class A Common Stock shall be eliminated; and

     (ix) The designations of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be eliminated and replaced with a "blank check" Preferred Stock provision entitling the Board to designate the rights and preferences of Preferred Stock.


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                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           CAREY INTERNATIONAL, INC.



     FIRST:  The name of the corporation is Carey International, Inc.
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     SECOND:  The address of the registered office of the Corporation in the
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State of Delaware is Corporation Trust Center, 1209 Orange Street, City of
Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD:  The purpose of the Corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH:  The aggregate number of shares of stock which the Corporation
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shall have authority to issue is twenty-one million (21,000,000)  shares, consisting of twenty million (20,000,000) shares of common stock, $.01 par value (the "Common Stock"), and one million (1,000,000) shares of preferred stock, $.01 par value (the "Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. A description of the different classes and series of the Corporation's capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

     A.   Common Stock
          ------------

          1.   Voting Rights.  Except as otherwise provided by the GCL or in
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this Article FOURTH (or in any certificate of designation establishing a series of Preferred Stock), the holders of Common Stock shall exclusively possess all voting power. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held.

          2.   Dividends.  Subject to the rights and preferences, if any, of the
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holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive an equal portion of cash dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times as the Board of Directors shall determine.

          3.   Liquidation.  Upon any voluntary or involuntary liquidation,
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dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders
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of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.

     B.   Preferred Stock
          ---------------

     The Board of Directors of the Corporation is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

          (i) the distinctive designations of each such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

          (ii) the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on shares of that class or series, and the participating or other special rights, if any, with respect to such dividends;

          (iii) whether such series will have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

          (iv) whether the shares of such series shall be redeemable or callable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed or called, which price may vary under different conditions and at different redemption or call dates;

          (v) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

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

          (vi) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

          (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (viii) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

          (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up; and

          (x) the conditions and restrictions, if any, on the creation of indebtedness of the Corporation, or any subsidiary thereof, or on the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up.

All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.


     FIFTH:  The following provisions are inserted for the management of the
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business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (i) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. No director need be a stockholder.

          (ii) The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, subject to the right of the stockholders to make, alter, amend, change, add to or repeal the By-Laws, provided that any such action by the stockholders shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the then combined voting power of all outstanding


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

     shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (iii) Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock with respect to the election of additional directors under specified circumstances, the number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide. The nominees for director, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock with respect to the election of directors under specified circumstances, shall be divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to expire at the first annual meeting of stockholders after their election, the term of office of those of the second class to expire at the second annual meeting of stockholders after their election, and the term of office of those of the third class to expire at the third annual meeting of stockholders after their election. At each annual election held after the initial election of directors, the directors to succeed those whose terms expire shall be elected for a term of office to expire upon the third annual meeting of stockholders after their election. In all events, the members of each class of directors shall hold office until their successors are duly elected and qualified.

          (iv) Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock with respect to the election of directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (v) Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock with respect to the election of directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of at least 75% of the then combined voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (vi) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (vii) The Corporation shall indemnify any officer or director who, as a result of his or her acting as an officer or director of the Corporation, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and upon request shall pay any expense incurred by any officer or director in connection with any such action, suit or proceeding in advance of the final disposition of such matter, all to the fullest extent permitted by Delaware law.

          (viii) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation and any By-Law adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          (ix) Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the GCL) outside the State of Delaware at such places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          (x) If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

     SIXTH:  Whenever a compromise or arrangement is proposed between the
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Corporation and its creditors or any class of them and/or between the
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     SEVENTH:  The Corporation reserves the right to amend, alter, change or
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repeal any of the provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the then combined voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or repeal, paragraphs
(i), (ii), (iii), (iv), (v), (viii) or (x) of Article FIFTH or this Article SEVENTH or any provision hereof or thereof.

     The undersigned Chief Executive Officer of the Corporation, Vincent A. Wolfington, whose mailing address is Carey International, Inc., 4530 Wisconsin Avenue, N.W., 5th Floor, Washington, D.C. 20016, hereby executes this Amended And Restated Certificate of Incorporation on this ____ day of ____________ , 1997.


                                         CAREY INTERNATIONAL, INC.


                                         By:
                                            ___________________________________
                                            Vincent A. Wolfington,
                                            Chief Executive Officer



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